                                                                 EXHIBIT (12)(a)

                                   ONEOK, Inc.
                Computation of Ratio of Earnings to Fixed Charges



                                                      Nine Months                             Years Ended August 31,
                                                         Ended        ------------------------------------------------------------
(Dollars in thousands)                                May 31, 1999      1998         1997         1996         1995         1994
                                                      ------------    --------     --------     --------     --------     --------
Fixed charges, as defined
         Interest on long-term debt                      $ 26,665     $ 30,846     $ 31,354     $ 31,748     $ 32,345     $ 32,979
         Other interest                                     8,854        3,723        3,376        3,184        4,934        1,855
         Amortization of debt issue costs                     830          506          518          530          512          525
         Interest on lease agreements                       1,743        2,325        2,266        2,266        2,266        2,266
                                                         --------     --------     --------     --------     --------     --------
                                 Total fixed charges       38,092       37,400       37,514       37,728       40,057       37,625

Earnings before income taxes                             $168,946     $168,380     $ 94,107     $ 85,873     $ 68,146     $ 57,276
                                                         --------     --------     --------     --------     --------     --------

Earnings available for fixed charges                     $207,038     $205,780     $131,621     $123,601     $108,203     $ 94,901
                                                         ========     ========     ========     ========     ========     ========

Ratio of earnings to fixed charges                          5.44X        5.50X        3.51X        3.28X        2.70X        2.52X
                                                         ========     ========     ========     ========     ========     ========


           Pro Forma Computation of Ratio of Earnings to Fixed Charges
            Giving Effect to the Proposed Merger as Described Herein


                                                       Nine Months    Year Ended
                                                          Ended       August 31,
(Dollars in thousands)                                 May 31, 1999     1998
                                                       ------------   ---------
Fixed charges, as defined
         Interest on long-term debt                      $100,445     $132,136
         Other interest                                    28,958       30,529
         Amortization of debt issue costs                   1,720        1,693
         Preferred securities distributions
                 of subsidiary                              4,106        5,475
         Interest on lease agreements                       1,743        2,325
                                                         --------     --------
                 Total fixed charges                      136,972      172,158

Earnings before income taxes                             $188,086     $153,549
                                                         --------     --------

Earnings available for fixed charges                     $325,058     $325,707
                                                         ========     ========

Ratio of earnings to fixed charges                          2.37X        1.89X
                                                         ========     ========


For purposes of computing the ratio of earnings to fixed charges "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, preferred securities distributions of subsidiary, and the representative interest portion of operating leases.